Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned Reporting Persons hereby agrees to the joint filing, along with all other such Reporting Persons, on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock, $0.01 par value per share, of Cano Health, Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of this 20th day of November, 2023.

D. E. Shaw Galvanic Portfolios, L.L.C. By: /s/ Nathan Thomas Nathan Thomas Authorized Signatory

D. E. Shaw Manager II, L.L.C. By: /s/ Nathan Thomas Nathan Thomas Authorized Signatory

D. E. Shaw Adviser II, L.L.C. By: /s/ Nathan Thomas Nathan Thomas Chief Compliance Officer

D. E. Shaw & Co., L.L.C. By: /s/ Nathan Thomas Nathan Thomas Authorized Signatory

D. E. Shaw & Co., L.P. By: /s/ Nathan Thomas Nathan Thomas Chief Compliance Officer

David E. Shaw By: /s/ Nathan Thomas Nathan Thomas Attorney-in-Fact for David E. Shaw